                                                                      EXHIBIT 12

             DRESSER INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
                   COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (MILLIONS OF DOLLARS EXCEPT FOR RATIO)


                                                                                       YEAR ENDED OCTOBER 31,
                                                            3 MONTHS    -----------------------------------------------------
                                                           TO 1/31/96     1995       1994       1993       1992       1991
                                                           -----------  ---------  ---------  ---------  ---------  ---------
EARNINGS
Consolidated Pretax Income from Continuing Operations....        72.9       342.2      619.4      276.7      187.4      265.4
Share of Pretax Income of less than 50% Owned Affiliates:
  Ingersoll-Dresser Pump Company.........................        (9.2)      (13.2)      (8.8)     (17.1)      (2.2)
  Western Atlas International, Inc. .....................                                         (39.2)     (35.2)     (32.7)
Share of Net Earnings of Other 50% and Less Owned
 Affiliates..............................................        (1.2)       (2.9)     (14.6)     (19.8)     (14.7)     (12.8)
Share of Pretax Income of Other 50% Owned Affiliates.....         2.1        10.1        7.1        9.1       10.8        7.3
Dividends Received from less than 50% Owned Affiliates...         0.6         2.7        7.9        3.1        4.1        2.1
Fixed Charges (see below)................................        16.7        64.1       61.7       56.5       76.7       74.5
                                                                  ---   ---------  ---------  ---------  ---------  ---------
TOTAL EARNINGS...........................................        81.9       403.0      672.7      269.3      226.9      303.8
                                                                  ---   ---------  ---------  ---------  ---------  ---------
FIXED CHARGES
Interest Expense.........................................        12.5        47.4       49.3       44.5       47.4       56.9
Debt Expense and Amortization............................         0.1         0.3        0.3        0.3        0.1        0.1
Premium on Redemption of Debentures......................                                                      9.8
Interest Factor of Rental Expense........................         4.1        16.4       12.1       11.7       15.9       14.5
Share of Fixed Charges of 50% Owned Affiliates
  Interest Expense.......................................                                                      0.8        0.8
  Interest Factor of Rental Expense......................                                                      2.7        2.2
                                                                  ---   ---------  ---------  ---------  ---------  ---------
TOTAL FIXED CHARGES......................................        16.7        64.1       61.7       56.5       76.7       74.5
                                                                  ---   ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES.......................        4.90        6.29      10.90       4.77       2.96       4.08
                                                                  ---   ---------  ---------  ---------  ---------  ---------
                                                                  ---   ---------  ---------  ---------  ---------  ---------


Notes:

1. The Company owned 50% of Dresser-Rand Company in 1991 and most of 1992. Effective October 1, 1992, the Company increased its ownership to 51%. Dresser-Rand's pre-tax income is included in Consolidated Pre-Tax Income from Continuing Operations on the basis of 50% in 1991 and 1992 and 100% in 1993 and thereafter.

2. The Company owned 49% of Ingersoll-Dresser Pump Company from its inception as of October 1, 1992.

3. The Company owned approximately 30% of Western Atlas International, Inc. in 1991, 1992 and 1993. The Company sold its interest in Western Atlas International, Inc. in 1994 and had a pretax gain of $275.7 million Excluding the gain, the ratio is 6.43.

4. Share of fixed charges of 50% owned affiliates relates to Dresser-Rand in 1991 and 1992 and is not significant in all other periods.

5. The interest factor of rental expense is estimated at one-third of total rental expense on long-term leases, which management believes to be a reasonable approximation.